EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 16, 2006, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Emisphere Technologies, Inc. Annual Report on Form 10-K for the year ended December 31, 2005.  We also consent to the references to us under the heading “Experts” and “Selected Financial Data” in such Registration Statement.

PricewaterhouseCoopers LLP
New York, New York

April 7, 2006